      As filed with the Securities and Exchange Commission on March 2, 2000
                           Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                             U.S. TECHNOLOGIES INC.
             (Exact Name of Registrant as Specified in Its Charter)

          Delaware                                   73-1284747
(State or Other Jurisdiction               (I.R.S. Employer Identification No.)
of Incorporation or Organization)

                              --------------------

                             U.S. TECHNOLOGIES INC.
                             1999 STOCK OPTION PLAN
                            (Full Title of the Plan)

                                 With a copy to:

Mr. Gregory Earls                                    Stephen A. Bouchard, Esq.
Co-Chairman and Co-Chief Executive Officer           FLEISCHMAN AND WALSH
U.S. TECHNOLOGIES INC.                                        L.L.P.
2001 Pennsylvania Avenue, N.W.,                      1400 Sixteenth Street, N.W.
Suite 675                                            Suite 600
Washington, D.C. 20006                               Washington, DC 20036
(202) 466-4557                                       (202) 939-7900


 (Name, Address and Telephone Number, Including Area Code of Agent for Service)

                              --------------------

                        CALCULATION OF REGISTRATION FEE

=================================================================================================
                                               Proposed          Proposed
                             Amount            Maximum           Maximum           Amount of
                             to be             Offering          Aggregate         Registration
Title of Securities        Registered          Price Per         Offering          Fee
 to be Registered             (1)(2)            Share             Price            (2)
-------------------------------------------------------------------------------------------------
Common Stock, par
value $.02 per share     3,115,000 shares      $3.42             $10,653,300       $2,812.47


-------------------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers, in addition to the number of shares of common stock stated above, a number of shares which by reason of certain events specified in the Plan may become subject to the Plan.

(2) Estimated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee and based upon the average of the high and low bid prices for shares of the Registrant's Common Stock on the OTC Bulletin Board on February 24, 2000 of $3.42 per share.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the U.S. Technologies Inc. 1999 Stock Option Plan (the "Plan") as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act.

Such document(s) (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II


                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference.

The following documents previously or concurrently filed by U.S. Technologies Inc. (the "Company") with the Commission are hereby incorporated by reference in this Registration Statement:

(a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed pursuant to Rule 13a-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(b) the Company's Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1999 filed on May 17, 1999, pursuant to Rule 13a-1 of the Exchange Act.

(c) the Company's Current Report on Form 8-K filed on May 26, 1999, pursuant to Rule 13a-1 of the Exchange Act.

(d) the Company's Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1999 filed on August 16, 1999, pursuant to Rule 13a-1 of the Exchange Act.

(e) the Company's Quarterly Report on Form 10-Q for the Quarter Ended September 30, 1999 filed on November 12, 1999, pursuant to Rule 13a-1 of the Exchange Act.

(f) the Company's Current Report on Form 8-K filed on December 8, 1999, pursuant to Rule 13a-1 of the Exchange Act.

(g) the Company's Current Report on Form 8-K filed on February 21, 2000, pursuant to Rule 13a-1 of the Exchange Act.

(h) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above; and

(i) the description of the common stock, par value $.02 per share, of the Registrant (the "Common Stock") contained in the Registrant's Registration Statement on Form S-1 (Registration No. 033-47835) filed with the Commission on May 12, 1992 and all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to U.S. Technologies Inc., 2001 Pennsylvania Avenue, N.W., Suite 675, Washington, D.C. 20006, telephone number (212) 466-4557.

All information appearing in this Registration Statement is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the shares of Common Stock being offered has been passed upon for the Company by Fleischman and Walsh, L.L.P.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify its directors and officers, subject to certain limitations. The Company's Bylaws require the Company to indemnify their respective directors and officers to the fullest extent permitted by law.

Article NINE of the Restated Certificate of Incorporation of the Company eliminates the liability of directors of the Company for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person against expenses, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in the light of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

Any agents, dealers or underwriters who execute any of the agreements filed as
Exhibit 1 to this registration statement will agree to indemnify the Company's directors and their officers who signed the registration statement against certain liabilities that may arise under the Securities Act with respect to information furnished to the Company by or on behalf of any such indemnifying party.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Regulation                                                     Reference to Prior Filing or
S-K Exhibit                                                    Exhibit Number Attached
 Number           Document                                     Attached Hereto
 ------           --------                                     ----------------------------
4                 U.S. Technologies Inc.                       Attached as Exhibit 4
                  1999 Stock Option Plan

5                 Opinion of Fleischman                        Attached as Exhibit 5
                  and Walsh, L.L.P.

23-A              Consent of Independent Accountants,          Attached as Exhibit 23-A
                  BDO Seidman, LLP

23-B              Consent of Independent Accountants,          Attached as Exhibit 23-B
                  Brow Graham And Company P.C.

23-C              Consent of Fleischman and Walsh, L.L.P.      Contained in their opinion of
                                                               counsel filed as Exhibit 5

Item 9.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia on February 29, 2000


                                 U.S. TECHNOLOGIES INC.


                                 By: /s/ C. GREGORY EARLS
                                    -----------------------------------------
                                     C. Gregory Earls, Co-Chief Executive
                                     Officer and Co-Chairman of the Board


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities indicated on February 29, 2000.



        Signature/Name                                  Title
----------------------------------          ----------------------------------

/s/ C. GREGORY EARLS                        Co-Chief Executive Officer
----------------------------------          and Co-Chairman of the Board
C. Gregory Earls

/s/ JAMES V. WARREN                         Co-Chief Executive Officer
----------------------------------          and Co-Chairman of the Board
James V. Warren

/s/ J.L MOORE                               Executive Vice President and Chief
----------------------------------          Operating Officer
J.L. Moore